Exhibit 99.3

AMENDMENT TO

STOCK OPTION AGREEMENT

This Amendment to Stock Option Agreement (this “Amendment”) is made as of April 10, 2017, between TSS, Inc. (the “Company”) and Anthony Angelini (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Stock Option Agreement, dated as of April 30, 2012 (the “Agreement”), relating to an option (the “Option”) to purchase 500,000 shares of the Company’s common stock (“Common Stock”) granted to the Executive; and

WHEREAS, the parties desire to amend the Agreement to revise the exercise price and vesting schedule applicable to the Option.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	All capitalized terms not otherwise defined in this Amendment shall have the meanings attributed to them in the Agreement.

2.	Paragraph 3 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“The Company grants to the Option Holder, subject to the conditions of the Plan, an Option to purchase 500,000 shares of Common Stock (“Option Shares”) in installments as set forth in paragraph 4 of this Agreement at an exercise price per share equal $0.10 (the “Exercise Price”).”

3.	Paragraph 4 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“The Option shall become exercisable and may be exercised in installments in accordance with the following schedule: (a) with respect to 250,000 Option Shares, on April 10, 2018; and (b) with respect to 250,000 Option Shares, on April 10, 2019.”

4.	Except as otherwise expressly provided in this Amendment, all provisions of the Agreement shall remain in full force and effect. This Amendment and the Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, agreements or understandings with respect to the subject matter hereof and thereof. This Amendment is intended to modify the provisions of the Agreement; in the event that there is a conflict between the terms of this Amendment and the Agreement, the parties intend that the provisions of this Amendment should govern their respective rights and obligations.

5.	This Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed to be an original copy of this Amendment and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or e-mail delivery of a .pdf format data file shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment and signature pages thereof for all purposes.

The undersigned parties have executed this Agreement as of the day and year first above written.

TSS, INC.

By:	/s/ Peter H. Woodward
Peter H. Woodward
Chairman of the Board of Directors

EXECUTIVE

/s/ Anthony Angelini
Anthony Angelini

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